UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  January 24, 2012
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (516) 997-4600

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02               Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(1)           As stated in this current report, William Dempsey, who resides in Dublin, Ireland, resigned as a director and each other position held in the Company or any subsidiaries, during a meeting of the Board of Directors held on January 24, 2012.  The Company received written confirmation regarding that resignation in a letter dated January 27, 2012 and received today, which is attached as an exhibit.

That letter raises a number of issues on which the Company makes the following comments.

Mr. Dempsey alleges that insufficient information regarding Board meetings and minutes reflecting those meetings had been circulated to the Directors prior to Board meetings.  In fact, as a policy and in reality, draft minutes of the prior Board Meeting and an agenda are circulated to the members of the Board in advance of the Board meeting for review and comment.  Prior minutes are presented to the Board for approval at the onset of each meeting. Mr. Dempsey actually joined the unanimous vote of the Board on January 24, 2012 in approving the last minutes prior to submitting his resignation.  He also has approved all prior minutes during his tenure.

As to allegations of potential financial reporting irregularities, the question raised was promptly put before the independent Audit Committee. Their preliminary determination that all reporting had been in accordance with all applicable rules and regulations was delivered to the Board at the January 24 meeting only after discussions with the Independent Auditor for the Company.  Notwithstanding that preliminary determination, the Audit Committee confirmed at the meeting to all directors including Mr. Dempsey that they would complete a full review of the issue and provide a written presentation for the Board.

It also should be noted that Mr. Dempsey tendered his resignation and left the Board meeting during the discussion and prior to any vote regarding the board of the Company’s wholly-owned subsidiary, Vaso Diagnostics, Inc. d/b/a Vaso Healthcare.  His decision to resign and remove himself from the Board and in all other positions with the Company was made at a time that alternate proposals, including maintaining a subsidiary board with Mr. Dempsey remaining as chairman, were being considered.

By letter dated February 1, 2012, Mr. Dempsey provided his comments on the information disclosed. It should be noted that the positions taken by Mr. Dempsey with respect to the elements of this current report are contrary to the facts as disclosed. He (i) joined in the unanimous approval of the prior minutes, (ii) was advised by the Audit Committee Chairman that the independent auditors of the Company had approved the financial disclosure position, and (iii) tendered his resignation and left the Board Meeting during discussions prior to any action being taken with respect to the Board of Directors of our subsidiary.

Item 8.01                      Other Events

On January 24, 2012, the Board of Directors approved the appointment of an Executive Committee to function, as necessary, when the Board of Directors was not in session.  The Committee consists of a minimum of three regular members of the Board.  The Committee shall act only on the affirmative vote of a majority of its members at a meeting or by unanimous written consent.  During the intervals between meetings of the Board, the Committee shall have and may exercise the powers of the Board except as may be limited by Delaware statute.  The initial members of the Committee are its Vice Chairman – David Lieberman, the Chairman of its Audit Committee – Peter C. Castle and the Chairman of the Compensation Committee – Behnam Movaseghi.

Item 9.01 Financial Statements and Exhibits

(d)             Exhibits
17   Letters of William Dempsey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2012	VASOMEDICAL, INC. By: /s/ Jun Ma Jun Ma President and Chief Executive Officer